Exhibit 99.1

Dime Community Bancshares Declares Quarterly Cash Dividend for
Series A Preferred Stock and Common Stock

Brooklyn, NY – October 22, 2020 – Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the “Company”) announced that its Board of Directors has declared a quarterly cash dividend of $0.34375 per share of Series A Preferred Stock, payable on November 15, 2020, and $0.14 per share of Common Stock, payable on November 13, 2020, to all stockholders of record as of November 6, 2020.  This dividend is the third quarterly cash dividend to be paid to holders of the Company’s Series A Preferred Stock, and the 94th consecutive quarterly cash dividend to be paid to holders of the Company’s Common Stock.

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.47 billion in consolidated assets as of June 30, 2020 Dime Community Bank (the “Bank”), the Company’s wholly owned subsidiary, was founded in 1864, is headquartered in Brooklyn, New York, and currently has 28 retail branches located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on the Company and the Bank be found on the Company's website at www.dime.com.

Contact: Avinash Reddy, Senior Executive Vice President – Chief Financial Officer, 718-782-6200, extension 5909.